Energy Focus, Inc. Invites you to listen to its Rights Offering Presentation and view its
Public Sector Lighting Retrofit Market Analysis White Paper

Solon, OH – October 27, 2009 – Energy Focus, Inc. (NASDAQ: EFOI), a leader in providing energy efficient lighting solutions, invites you to listen to its Rights Offering Presentation narrated by CEO Joe Kaveski. Further, the company has authored a white paper on the opportunity in the existing public sector building market.

Both files can be found on Energy Focus’ website Investor page at http://www.energyfocusinc.com/investors, as well as a link to Energy Focus’ registration statement and prospectus for the rights offering, filed with the Securities and Exchange Commission, which discusses the subjects covered by the video and the white paper in more detail.

The video provides insight into the company’s plan to become a turnkey lighting energy services company. The company describes the public sector existing buildings market opportunity in detail and the impact of the acquisition of Stones River Companies, a premiere lighting energy services company. The presentation also includes the company’s four step plan to become cash positive in 2010.

The factual white paper cites several research studies which together predict the energy efficiency market to grow to $700 billion by 2030 given the drive toward energy efficiency as well as federal, state and local mandates and incentives in place today.

About Energy Focus

Energy Focus, Inc. is a leading supplier of energy efficient lighting solutions. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet and the next generation Very High Efficiency Solar Cell. Customers include supermarket chains, the US government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Pleasanton, CA, the United Kingdom, and Germany.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our future business outlook, our products, our solutions, and/or our work with leading customers including governmental agencies. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. For more information about potential factors that could affect Energy Focus financial results, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

Media Contact:

            Energy Focus, Inc., Public Relations Office

            (440) 715-1295

            pr@energyfocusinc.com

Investor Contact:

CleanTech IR, Inc.

310-541-6824
btanous@cleantech-ir.com